Exhibit 10.5

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of the 3rd day of November, 2017 (the “Effective Date”) by and between Michael Beeghley (“Employee”) and Riot Blockchain, Inc., a Nevada corporation, and subsidiaries (the “Company”, and together with the Employee, the “Parties”).

WHEREAS, Employee has been a Director of the Company since November 30, 2016;

WHEREAS, Employee has been employed as the Chief Executive Officer of the Company since April 6, 2017; and

WHEREAS, the Parties desire to enter into this Agreement providing for Employee’s termination as Chief Executive Officer of the Company and as a director of the Company following the Effective Date of this Agreement, for Employee’s amicable resignation from the Company’s employment, as of the Effective Date, and to settle any and all payments that may now be or may in the future become due to Employee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Termination Date.

Employee hereby resigns as a member of the Board of Directors and as Chief Executive Officer of the Company, effective as of the Effective Date, and the Company hereby accepts such resignation.  Employee acknowledges that his last day of employment as an employee, officer and director shall be the Effective Date.  Employee’s resignation without cause or good reason will be effective as of the Effective Date and shall not be as a result of any change in control or change of control of the Company.  Employee further understands and agrees that, as of the Effective Date, he will no longer be authorized to conduct any business on behalf of the Company or to hold himself out as an officer or employee of the Company.  Any and all positions and/or titles held by Employee with the Company will be deemed to have been resigned as of the Effective Date.  Beginning on the Effective Date, Employee shall receive from the Company the payment and benefits as provided in Paragraph 2.

2. Payment and Benefits.   The Company shall pay or provide Employee the following payment and benefits:

(a)  Equity Awards.  The Company acknowledges and agrees that, as of the Effective Date, all of Employee’s rights and interests in all unvested options and unvested restricted stock units held by Employee are hereby vested. In addition, the Company shall issue an additional award of 40,000 shares of restricted common stock of the Company as of the Effective Date pursuant to the Company’s 2017 Equity Incentive Plan.

(b)  Dividend Payments. The Company acknowledges and agrees that the Employee shall maintain his rights and interests in all dividend payments Employee may be entitled to receive as of the Effective Date, if any, as a shareholder of the Company.

(c) Health Benefits.  Employee shall be entitled to continue to receive his existing medical and other insurance benefits providing coverage for Employee, his spouse and his dependents, with the Company paying 90% of the cost and Employing paying the remaining 10% of the cost, through the earlier of (i) the first anniversary of the Effective Date or (ii) the date Employee becomes eligible for health benefits under the plan of another employer.  After such time the Company ceases to pay premiums pursuant to the preceding sentence, Employee may, if eligible, elect to continue healthcare coverage at Employee’s expense in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA.

Employee shall be responsible for the payment of all employee obligations for payroll taxes, Medicare and other taxes, and shall indemnify the Company with respect to the payment of all such amounts with respect to the benefits in subparagraph 2(a) through (c).

(d) Waiver of Right to Bonus Compensation.  Employee expressly acknowledges and agrees to the cancellation of any bonus compensation he may have been entitled to receive and that, in consideration for the promises contained herein and for the payments more particularly described in Paragraph 2, he hereby waives and surrenders any and all rights to receive payment of any bonus compensation or any other bonus, retention payment, separation payment or other payment, not expressly provided for herein.

(e)  Waiver of Right to Other Compensation.  Employee expressly acknowledges and agrees that the Company has disputed the satisfaction of conditions precedent to payment of any other compensation and, in consideration for the promises contained herein and for the payments contemplated herein, including, without limitation, Paragraph 2 hereof, Employee waives and surrenders any and all rights to receive payment of the any other compensation, including any other compensation not expressly provided for herein.

(f)  Tax Matters.  Employee shall be responsible for the payment of all Employee payroll taxes, Medicare and other taxes.  Except as otherwise set forth herein, Employee will not be entitled to payment of any carry forward bonus, vacation or other incentive compensation, other than in accordance with Company policy with respect to payment of unused vacation pay (up to a maximum of 4 weeks).  Any employee tax, penalties or interest as a result thereof shall be the sole responsibility of Employee who agrees to indemnify and hold harmless the Company with respect thereto.

(g) Termination of Employment.  Employee and the Company hereby acknowledge and agree that the Employee shall not be entitled to any payment in the nature of severance or termination pay from the Company, and that the terms set forth herein are in full satisfaction of all obligations owed to Employee.

(h)  Full Satisfaction.  The Parties acknowledge and agree that the consideration set forth in this Paragraph 2 is in full, final and complete settlement of any and all claims which Employee could make in any complaint, charge, or civil action, whether for actual, nominal, compensatory, or punitive damages (including attorneys’ fees).  Employee acknowledges that such consideration is being made as consideration for the waivers and releases set forth in this subparagraph 2(h) and Paragraph 3.  Employee further acknowledges that the consideration set forth in this Paragraph 2 is separate and distinct of and from each other, and that either award, payment, or benefit is independent valuable consideration for the waiver and releases set forth in this subparagraph 2(d), 2(e) and 2(h) and Paragraph 3.

3.  Release.

(a)  Employee’s Release of the Company.  In consideration for the payments and benefits described above and for other good and valuable consideration, Employee hereby releases and forever discharges the Company, as well as its affiliates and all of their respective directors, officers, employees, members, agents, and attorneys (the “Company Released Parties”), of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have on account of his employment with the Company, the termination of his employment with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when he executes this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any kind;  breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Equal Pay Act of 1963, as amended (“EPA”); the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); and the New York City Human Rights Law; and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys' fees, incurred in any of these matters.  The Company acknowledges, however, that Employee does not release or waive any rights to contribution or indemnity under this Agreement to which he may otherwise be entitled.  The Company also acknowledges that Employee does not release or waive any claims, and that he retains any rights he may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the Effective Date pursuant to the terms of any Company-sponsored benefit plan governed by ERISA.  Nothing contained herein shall release the Company from its obligations set forth in this Agreement.

(b)  The Company’s Release of Employee.  In consideration for mutual covenants and agreements of the Parties set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Company, for itself and for and on behalf of its affiliates, shareholders, directors, officers and agents, hereby releases and forever discharges Employee, and each of Employee’s heirs, beneficiaries, successors, assigns, agents, employees, executors, administrators, attorneys and representatives (the “Employee Released Parties”), of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which it ever had, now has, or hereafter may have arising out of or relating to Employee’s employment with the Company or service on the Company’s Board of Directors or as its Chief Executive Officer or Chairman of the Board, the termination of his employment or Board service with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred, in whole or in part, prior to the date when the Company executes this Agreement,  including, but not limited to, any and all claims for breach of any implied or express employment contract; unpaid amounts of any kind;  breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; and/or any federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys’ fees, incurred in any of these matters.

Notwithstanding the foregoing, in the event that Employee is named as a defendant in any shareholder derivative action or is threatened to be made a party to any such action, Employee shall be entitled to be indemnified by the Company to the full extent permitted by law and shall be provided with coverage under the Company’s directors’ and officers’ liability insurance policies, to the fullest extent allowed by such policies.  To the extent that applicable law may allow the Company to provide additional indemnification rights pursuant to a contract with the indemnified person, this Agreement shall be deemed to constitute such a contract of indemnification. Moreover, Employee and the Company each acknowledge that the Employee does not hereby release or waive, and has not released or waived, and the Company is not hereby relieved of, any obligations of contribution or indemnity to which the Employee may otherwise be entitled from the Company or otherwise.   Nothing contained herein shall release Employee from his obligations set forth in this Agreement.

4. Mutual Consent.  The Parties hereto, and each of them, do hereby: (i) acknowledge that they have reviewed or cause to be reviewed this Agreement; (ii) unconditionally consent to the termination of the employment of Employee by the Company; and (iii) unconditionally consent to the release of any and all claims as described in Paragraph 3 as applicable.

5. Non-Disparagement.  Each of Employee and the Company hereby agrees, for himself and itself and any of their respective representatives while they are acting on his or its behalf, that he and it have not and will not, directly or indirectly, disparage, make negative statements about or act in any manner which is intended to or does damage to the goodwill or business or personal reputations of the other party or their respective affiliates.

6.   Confidential Information; Proprietary Matters.

(a)   Confidential Information.  Employee understands and acknowledges that during the course of his employment by the Company through the Effective Date, he had access to Confidential Information (as defined below) of the Company. Employee represents, warrants and agrees that, at no time from and after the Effective Date, will Employee (a) use Confidential Information for any purpose other than in connection with services provided under this Agreement or (b) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company or to his legal advisors. As used herein, “Confidential Information” includes all data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (a) a trade secret, as defined by the Uniform Trade Secrets Act: (b) provided, disclosed, or delivered to Employee by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Employee or the Company (whether or not such information was developed in the performance of the Agreement). Notwithstanding the foregoing, the term “Confidential Information” shall not include any information, data, or material which, at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. This subparagraph 6(a) shall not preclude Employee from disclosing Confidential Information if compelled to do so by law or valid legal process, provided that if Employee believes Employee is so compelled by law or valid legal process, Employee will notify the Company in writing sufficiently in advance of any such disclosure, to the extent reasonably possible, to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure unless such notice is prohibited by law. The rights and obligations of the Parties under this subparagraph 6(a) shall survive the expiration or termination of this Agreement for any reason.

(b)  Proprietary Matters.  Employee expressly agrees that any and all improvements, inventions, discoveries, processes, or know-how that were generated or conceived by Employee during the term of his employment through the Effective Date, whether conceived during Employee’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either as of the Effective Date or thereafter), Employee will assign or execute any and all applications, assignments and/or other documents, and do all things which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (a) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know-how; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how. However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by Employee and referred to in this subparagraph 6(b) (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of the Agreement or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company. The rights and obligations of the Parties under this subparagraph 6(b) shall survive the expiration or termination of this Agreement for any reason.

(c) Injunctive Relief.  Employee acknowledges and agrees that any violation of subparagraphs 6(a) through 6(b) of this Agreement would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of subparagraphs 6(a) through 6(b) of this Agreement, the Company shall be entitled to an injunction restraining Employee from committing or continuing such actual, suspected or threatened breach. The Parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed as a waiver of the Company’s right to pursue, any other remedies to which it may be entitled in law or in equity. The Parties agree that for purposes of subparagraphs 6(a) through 6(cb) of the Agreement, the term “Company” shall include the Company and its affiliates.

7. Return of Property.  Immediately upon the Effective Date, Employee shall return to the Company all of Company’s property, including, without limitation, Confidential Information (as that term is defined above), office keys, Company identification cards, access passes, and all documents, files, equipment, computers, laptops, printers, telephones, cell phones, beepers, pagers, palm pilots, BlackBerry or similar devices, fax machines, credit cards, computer software, diskettes and access materials and other property prepared by, for or belonging to Company (all of such Company Property being referred to herein as “Company Property”).  Following the Effective Date, Employee shall not (i) utilize Company Property or make or retain any copies, duplicates, reproductions or excerpts of Company Property; and (ii) access, utilize or affect in any manner, any Company Property, including, without limitation, its electronic communications systems or any information contained therein.

8. Future Cooperation.  Employee agrees to reasonably cooperate with the Company, its financial and legal advisors in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Employee may possess relevant knowledge or information.  Any travel and accommodation expenses incurred by the Employee as a result of such cooperation will be reimbursed in accordance with the Company’s standard policies. The Parties agree that should Employee’s assistance be required in connection with any such matters that the Parties will agree to reasonable compensation for such services.

9. Applicable Law and Dispute Resolution. Except as to matters preempted by ERISA or other laws of the United States of America, this Agreement shall be interpreted solely pursuant to the laws of the State of New York, exclusive of its conflicts of laws principles.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of New York County, State of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

10. Entire Agreement.  This Agreement may not be changed or altered, except by a writing signed by both Parties. Until such time as this Agreement has been executed and subscribed by both Parties hereto: its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party.  This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the Parties.

11. Assignment.  Neither Party has assigned or transferred any claim such Party is releasing, nor has such Party purported to do so.  If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds the Parties and their heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all of the Company Released Parties and Employee Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

12. Binding Effect.  This Agreement will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), Employee’s waiver of ADEA claims under this Agreement is subject to the following: Employee may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if Employee so desires. Employee may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. Employee’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following Employee’s signing of this Agreement.  Employee may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following Employee’s signing of this Agreement to: Harvey Kesner, Esq., Sichenzia Ross Ference Kesner LLP, 61 Broadway, 32nd Floor, New York, NY 10006, Fax: 212-930-9725.  In the event that Employee revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Company to provide the payments and benefits set forth in Paragraph 2 of this Agreement shall be null and void. Employee further understands that if Employee does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

13. Acknowledgements. The Parties agree that:

(a) Each has consulted with and has been represented by counsel in connection with the negotiation and execution of this Agreement;

(b) Employee has been advised that Sichenzia Ross Ference Kesner LLP has acted as counsel to the Company and not to Employee, and Employee has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement;

(c) Each fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with each of their respective independent legal counsel or has been provided with a reasonable opportunity to do so;

(d) Each has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement;

(e) Employee is signing this Agreement knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist that arise out of his employment with the Company or the termination of his employment prior to the Termination Date; and

(f) Each agrees to abide by all the terms and conditions contained herein.

14. Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally or (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, in the manner provided for in this Paragraph 14, and properly addressed as follows:

If to the Company:

Riot Blockchain, Inc.
834-F South Perry Street, Suite 443
Castle Rock, CO 80104

With a copy to: Harvey Kesner, Esq.
Sichenzia Ross Ference Kesner LLP
1185 Avenue of the Americas, 37th Floor
New York, NY 10036

If to Employee:

Michael Beeghley
110 Burdette Trail
Atlanta, GA 30327

With a copy to:
Jonathan Golden, Esq.
Arnall Golden Gregory LLP
171 17th St. NW
Suite 2100
Atlanta, Ga. 30363

15. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

16.   Attorneys’ Fees.  If any Party shall commence any action or proceeding against another Party in order to enforce the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing Party therein shall be entitled to seek to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees.

[Signature page follows]

IN WITNESS HEREOF, the Parties hereby enter into this Agreement and affix their signatures as of the date first above written.

RIOT BLOCKCHAIN, INC.

By:
Name: John O’Rourke
Title: President

MICHAEL BEEGHLEY

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